EXHIBIT 10.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MICRO THERAPEUTICS, INC.
(A Delaware Corporation)

Note No. N2

Amount: $4,000,000	January 8, 2003

UNSECURED PROMISSORY NOTE

For value received, Micro Therapeutics, Inc., a Delaware corporation (the “Borrower”), unconditionally promises to pay to Micro Investment, LLC, a Delaware limited liability company, or its assigns (the “Lender”), the principal sum of FOUR MILLION DOLLARS ($4,000,000) with simple interest on the outstanding principal amount. The outstanding principal amount, together with all accrued and unpaid interest, shall be due and payable on the earlier of (i) demand of the Lender or (ii) July 8, 2003 (the “Maturity Date”).

1.    Interest.    The outstanding principal amount on this Unsecured Promissory Note (this “Note”) shall bear interest at the rate of ten percent (10%) per annum and shall commence with the date hereof and shall continue on the outstanding principal until this Note is paid in full, in accordance with the terms hereof. Notwithstanding the foregoing, any amount outstanding under this Note shall bear interest from and after the Maturity Date at the rate of twelve percent (12%) per annum. Any interest on this Note accruing after the Maturity Date shall accrue and be compounded monthly until the obligation of the Borrower with respect to the payment of such interest has been discharged (whether before or after judgment).

2.    Payments.    The Borrower may prepay all or any portion of this Note at any time without penalty. All payments shall be made to the Lender at its offices at c/o Warburg, Pincus Equity Partners, L.P., 466 Lexington Avenue, New York, NY 10017, or at such other address as the Lender may specify in writing. All payments received from the Borrower hereunder shall be applied first, to the payment of any expenses due to the Lender pursuant to the terms of this Note, second, to the payment of interest accrued and unpaid on this Note, and third, to reduce the principal balance hereunder. Any payments of expenses, principal or interest shall be made in U.S. dollars.

3.    No Voting Rights.    This Note shall not entitle the Lender to any voting rights or other rights as a stockholder of the Borrower.

4.    Transfers.    This Note may be transferred only in compliance with applicable federal and state securities laws and only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, a new promissory note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Lender agrees to provide a form W-9 to the Borrower on request.

5.    Amendment; Waiver.    Any amendment hereto or waiver of any provision hereof may be made only with the written consent of the Borrower and the Lender. This Note shall inure to the benefit of and bind the successors, permitted assigns, heirs, executors, and administrators of the Borrower and the Lender. Failure of the Lender to assert any right herein shall not be deemed to be a waiver thereof.

6.    Event of Default.    This Note shall become immediately due and payable upon the occurrence of an Event of Default (as defined below), whereupon (i) this Note and all such interest shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (ii) the Lender, at its option, may proceed to enforce all other rights and remedies available to the Lender under applicable law. For purposes hereof, the occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)  the failure to make any payment of principal or any other amount payable hereunder when due under this Note or the breach of any other condition or obligation under this Note; or

(b)  the filing of a petition by or against the Borrower under any provision of applicable bankruptcy or similar law; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Borrower; or the insolvency of the Borrower; or the making of a general assignment for the benefit of creditors by the Borrower.

7.    Usury Savings Clause.    Each of the Borrower and the Lender intends to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is each of the Borrower’s and the Lender’s express intention that the Borrower not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 7 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

8.    Costs.    The Borrower agrees to pay all reasonable costs of collection of any amounts due hereunder arising as a result of any default hereunder, including without limitation, attorneys’ fees and expenses.

9.    Governing Law.    This Note is made in accordance with and shall be construed under the laws of the State of New York, other than the conflicts of law principles thereof.

10.    Waiver.    The Borrower hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

MICRO THERAPEUTICS, INC.

/s/ HAROLD A. HURWITZ
By: Title:	Harold A. Hurwitz Chief Financial Officer